Exhibit 99.1

Yongye International Announces First Quarter 2014 Financial Results

- Revenue Increased 236.5% Year-Over-Year to 152.3 Million -

- Generated Net Income of $23.6 Million Compared to a Net Loss of $0.6 Million a Year Ago -

BEIJING, May 12, 2014 -- Yongye International, Inc. (NASDAQ: YONG) ("Yongye" or the "Company"), a leading developer, manufacturer, and distributor of crop nutrient products in the People's Republic of China ("PRC"), today announced its financial results for the quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

•	Revenue increased 236.5% to $152.3 million from $45.3 million in the first quarter of 2013.

•	Shipments of Yongye’s agricultural nutrient products increased 293.6% to $172.0 million in the first quarter of 2014 from $43.7 million in the first quarter of 2013.

•	Gross profit increased 154.5% year-over-year to $55.1 million.

•	Income from operations increased 2,570.2% to $30.3 million from $1.1 million in the first quarter of 2013.

•	Net income attributable to Yongye was $22.4 million, or $0.37 per diluted share, compared to a net loss of $0.6 million, or a loss of $0.03 per diluted share, in the same period of 2013.

•	Adjusted net income attributable to Yongye, which excludes non-cash expense related to the amortization of the acquired Hebei customer list, was $23.1 million, or $0.38 per diluted share, compared to an adjusted net income attributable to Yongye of $0.1 million, or a loss of $0.01 per diluted share, in the same period of 2013.*

•	The Company collected $263.6 million from its distributors during the first quarter of 2014.

•	Operating cash flow was $101.2 million, compared to $141.1 million in the same period of 2013.

Mr. Zishen Wu, Chairman and Chief Executive Officer of Yongye International, stated, “The first quarter was highlighted by the introduction of our new water soluble humic acid product, which improves the soil structure and the ability of fertilizer and water retention and enhances crop resistance against drought, freezing, diseases, and stalk leaning. Based on how this product is used, the first quarter represents peak season for the water soluble humic acid product. Accordingly, the initial demand for the product was quite strong as first quarter sales were $79.5 million, or 52.2% of total sales. While we would not expect this level of sales for the remainder of the year due to seasonality, this new water soluble humic acid product is a complementary addition to our product portfolio, despite the product carrying lower margins than our other products. Another factor of the year over year growth in the first quarter of this year is that we had a low-performing first quarter in 2013, with significant decreases in revenue and shipments compared to the first quarter of 2012.”

Mr. Wu continued, “While China’s macroeconomic growth prospects remain unstable, we will continue to mitigate market risk with strong execution. We are reiterating our previously provided 2014 guidance of total shipments in the range of $800 million to $850 million and the expansion of our branded retailer network to 36,500 by year-end.”

First Quarter 2014 Financial Results

Sales increased by $107.1 million, or 236.5%, to $152.3 million in the first quarter of 2014, from $45.3 million for the same period of 2013. The increase in revenue was primarily due to the expansion of our business and the introduction of the new water soluble humic acid product. In the first quarter of 2014, $71.0 million, or 46.6% of the total sales, were from liquid crop nutrient, $79.5 million, or 52.2% of the total sales, were from the new water soluble humic acid product, and $1.8 million, or 1.2% of the total sales, were from powder animal nutrient products. Of our liquid crop nutrient products, the two products for crop seeds and roots contributed $30.9 million, or 43.4% of total liquid crop nutrient sales, while the regular crop nutrient product contributed $40.1 million, or 56.6% of total liquid crop nutrient sales. During the first quarter of 2014, the number of branded retailers increased from 36,100 at the end of 2013 to 36,200.

Gross profit was $55.1 million in the first quarter of 2014, compared to $21.6 million in the first quarter of 2013, an increase of 154.5%. Gross margin was 36.1% in the first quarter of 2014, compared to 47.8% for the same period of 2013. The decrease in gross margin for the three months ended March 31, 2014 was mainly due to the sale of the new water soluble humic acid product, which has lower margins compared to other products.

Selling expenses increased by $0.5 million, or 3.2%, to $15.9 million in the first quarter of 2014, from $15.4 million for the same period of 2013. As a percentage of sales, selling expenses decreased from 34.1% for the three months ended March 31, 2013 to 10.5% for the same period of 2014. The decrease in selling expenses as a percentage of sales was primarily due to the significant increase in total sales in the first quarter of 2014, which was driven largely by sales of the new water soluble humic acid product.

General and administrative expenses were $4.1 million for the three months ended March 31, 2014, consistent with the same period of 2013.

Research and development ("R&D") expenses were $4.7 million in the first quarter of 2014, compared to $1.0 million for the same period of 2013. The R&D expenses mainly consisted of field testing expenses for existing and new products on different crops and in various geographic markets.

Operating income was $30.3 million in the first quarter of 2014, compared to $1.1 million for the same period of 2013. Excluding non-cash expense related to the amortization of the acquired Hebei customer list, first quarter 2014 adjusted operating income was $31.1 million, or 20.4% of sales.* The increase in operating income was mainly due to the significant increases in sales and gross profit.

Net income attributable to Yongye was $22.4 million, or $0.37 per diluted share, in the first quarter of 2014, compared to a net loss of $0.6 million, or a loss of $0.03 per diluted share, in the same period of 2013. Excluding the impact of non-cash expense related to the amortization of the acquired Hebei customer list, adjusted net income attributable to Yongye for the first quarter of 2014 was $23.1 million, or $0.38 per diluted share, compared to adjusted net income of $0.1 million, or a loss of $0.01 per diluted share in the same period of 2013.*

(*) See the table following this press release for a reconciliation of gross profit, income from operations, net income and diluted EPS to exclude non-cash item related to the amortization of the acquired Hebei customer list to the comparable financial measure prepared in accordance with US Generally Accepted Accounting Principles (“U.S. GAAP”).

Financial Condition

Balance Sheet and Cash Flow

As of March 31, 2014, the Company had $246.4 million in cash and restricted cash, compared to $123.8 million as of December 31, 2013. Working capital was $616.0 million, compared to $594.6 million at the end of 2013. The Company had a $138.7 million short-term bank loan and $10.3 million in long-term debt as of March 31, 2014. Stockholders' equity totaled $649.0 million as of March 31, 2014, compared to $632.9 million at the end of 2013. Cash flow provided by operating activities were $101.2 million and $141.1 million for the three months ended March 31, 2014 and 2013, respectively. The positive cash flow in the first quarter of 2014 was primarily driven by collection of accounts receivable, but was partially offset by the increase in deposit to suppliers. Other factors include net income of $23.6 million for the period.

Accounts Receivable

Accounts receivable decreased by $144.9 million from the end of 2013, which was mainly due to the collection of accounts receivable during the first quarter of 2014. During the first quarter of 2014, the Company collected $263.6 million from its distributors, including $248.8 million of the accounts receivable outstanding at December 31, 2013. As of March 31, 2014, the amount of gross accounts receivable outstanding was $198.4 million, of which $44.9 million was past the Company's six-month credit period. Yongye recorded an allowance for doubtful receivables in the amount of $9.2 million as of March 31, 2014, taking into account current market conditions, customers' financial condition, the accounts receivable ageing and the customers' repayment patterns. The Company continues to take measures to increase collection efforts and closely monitor its distributors' financial status.

Recent Developments

Expansion of Branded Retailer Network

The Company continued the expansion of its branded retailers from 36,100 as of December 31, 2013 to 36,200 as of March 31, 2014. The majority of the Company’s newly recruited branded retailers are located in Guangdong, Hainan, Xinjiang, Inner Mongolia, and Hebei/Beijing/Tianjin provinces. The Company remains focused on expanding its distribution networks and deepening its penetration in both new and traditional markets.

Update on Going-Private Proposal

On September 23, 2013, the Company entered into an agreement and plan of merger (the “Original Merger Agreement”) with Full Alliance International Limited, a British Virgin Islands company (“Holdco”), Yongye International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Holdco (“Parent”), and Yongye International Merger Sub Limited, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”, together with the Company, Holdco and Parent, the “Parties” and any one of them a “Party”). Pursuant to the Original Merger Agreement, upon the terms and subject to the conditions thereof, at the effective time of the merger, Merger Sub will be merged with and into the Company, the Company will become a wholly-owned subsidiary of Parent and each of the Company’s shares of common stock (the “Shares”) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive US$ 6.69 in cash without interest, except for (i) Shares owned by Holdco, Parent and Merger Sub, including Shares and preferred shares to be contributed to Parent by Holdco, Mr. Zishen Wu, Prosper Sino Development Limited and MSPEA, immediately prior to the effective time of the merger pursuant to a contribution agreement, dated as of September 23, 2013, among Parent, Holdco, Mr. Zishen Wu, Prosper Sino Development Limited and MSPEA (except that, with respect to Prosper Sino, only such shares designated as “Prosper Sino rollover shares” in the definitive proxy statement in connection with the special meeting of stockholders held for the purposes of approving the Original Merger Agreement will be contributed), and (ii) Shares held by the Company or any subsidiary of the Company ((i) and (ii) collectively, the “Excluded Shares”), which will be cancelled for no consideration and cease to exist as of the effective time of the merger. Currently, Holdco, Mr. Zishen Wu, Prosper Sino Development Limited and MSPEA, collectively beneficially own approximately 33.8% of the Company’s outstanding Shares, on an as converted basis.

On March 5, 2014, a special meeting of stockholders was held, and the proposal to approve the Original Merger Agreement did not receive approval from holders of at least a majority of the issued and outstanding Shares (other than the Excluded Shares). The Original Merger Agreement was therefore not approved by our stockholders.

On April 9, 2014, the Company announced that it has entered into an amendment (the “Amendment”) to the Original Merger Agreement (the Original Merger Agreement as so amended, the “Amended Merger Agreement”). The Amendment follows the revised “going private” proposal to increase the merger consideration under the Original Merger Agreement and revise the stockholders’ approval requirement of the Original Merger Agreement. Pursuant to the Amendment, the merger consideration payable to holders of Shares, other than the Excluded Shares, has been increased from $6.69 per Share to $7.10 per Share. In return for the increased value to holders of Shares (other than the Excluded Shares), the stockholder voting requirement relating to the approval of holders of Shares (other than the Excluded Shares) has been modified such that the Amended Merger Agreement will require approval by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares (other than the Excluded Shares) that are present in person or by proxy and vote for or against approval of the Amended Merger Agreement at the special stockholders' meeting to be held to approve the Amended Merger Agreement, rather than the prior requirement of the affirmative vote of the holders of at least a majority of the issued and outstanding Shares (other than the Excluded Shares).

On April 30, 2014, the Company announced that it has established the close of business on May 5, 2014 as the record date for its special meeting of stockholders entitled to receive notice of and to vote at its upcoming special meeting of stockholders on the proposal to approve the Amended Merger Agreement.

On May 5, 2014, the Company announced that it has established June 6, 2014 as the meeting date for its special meeting of stockholders. In connection with the special meeting of stockholders to be held to approve the Amended Merger Agreement, the Company filed a definitive proxy statement on Schedule 14A with the SEC on May 2, 2014, together with a Schedule 13E-3 transaction statement with the SEC. The Company has mailed a copy of the definitive proxy statement and Schedule 13E-3 transaction statement to its stockholders of record.

If the merger is completed, the Company will cease to be a publicly traded company.

Business Outlook

According to the Company’s revenue recognition policy, certain distributors’ revenue is being recognized on a cash basis rather than a shipment basis. As a result, the Company is not in a position to predict with specificity what its revenue will be until cash collection is completed. As such, to provide further clarity for investors, Yongye will continue to provide expectations on shipments, a metric that is not impacted by the revenue recognition issue mentioned above.

The Company continues to expect total shipments in 2014 to be in the range of $800 million to $850 million, representing a growth of 20.8% to 28.4% over 2013. The Company also continues to expect that its branded retailer network will be expanded to 36,500 by the end of 2014, which represents a 1.1% increase over the 2013 year-end number of 36,100.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time on May 12, 2014, to discuss its first quarter 2014 results.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (855) 298-3404. International callers should dial +1 (631) 514-2526. The conference pass code is 7399397.

For those who are unable to participate on the live conference call, a replay will be available for fourteen days starting from 11:30 a.m. Eastern Time on May 12 to 11:59 p.m. Eastern Time on May 26. To access the replay, please dial +1 (866) 846-0868. International callers should dial +61 (2) 9641-7900. The replay pass code is 7399397. A webcast recording of the conference call will be accessible through Yongye’s website at www.yongyeintl.com.

Use of Non-GAAP Financial Measures

GAAP results for the three months ended March 31, 2014 and 2013 include non-cash item related to the amortization of the acquired Hebei customer list. To supplement the Company's condensed consolidated financial statements presented on a U.S. GAAP basis, the Company has provided adjusted financial information excluding the impact of these items in this release. Such adjustment is a departure of U.S. GAAP; however, the Company's management believes that these adjusted measures provide investors with a better understanding of how the results relate to the Company's historical performance. These adjusted measures should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. These measures are not necessarily comparable to a similarly titled measure of another company. A reconciliation of the adjustments to U.S. GAAP results appears in the table accompanying this press release. This additional adjusted information is not meant to be considered in isolation or as a substitute for U.S. GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

About Yongye International, Inc.

Yongye International, Inc. is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye’s principal product is a liquid crop nutrient, from which the Company derived substantially all of the sales in 2013. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu," which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website at www.yongyeintl.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Yongye International

Ms. Rain Xia

Phone: +86-10-8231-9608

E-mail: ir@yongyeintl.com

FTI Consulting

Mr. John Capodanno (U.S. Contact)

Phone: +1-212-850-5705

E-mail: john.capodanno@fticonsulting.com

Ms. May Shen (China Contact)

Phone: +86 10 8591 1951

Email: may.shen@fticonsulting.com

(Financial Tables to Follow)

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YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
Current assets
Cash	$246,313,107	$123,728,435
Restricted cash	40,000	40,000
Accounts receivable, net of allowance for doubtful accounts	189,220,666	334,141,280
Inventories	288,993,740	251,372,750
Deposits to suppliers	81,796,269	54,400,166
Perpaid expenses	33,846,770	573,563
Other receivables	1,130,028	1,427,845
Deferred tax assets	11,707,671	12,615,399
Total Current Assets	853,048,251	778,299,438

Property, plant and equipment, net	23,008,498	23,675,240
Intangible assets, net	15,629,846	16,553,035
Land use right, net	4,783,025	4,862,877
Prepayment for mining project	36,636,812	37,035,215
Distributor vehicles	33,144,126	36,133,400
Total Assets	$966,250,558	$896,559,205

Current liabilities
Short-term bank loans	$138,726,636	$115,632,535
Long-term loans and payables - current portion	7,324,721	8,738,965
Capital lease obligations - current portion	245,811	220,018
Accounts payable	37,996,495	8,137,337
Income tax payable	28,211,756	26,612,792
Advance from customers	1,392,563	606,423
Accrued expenses	18,545,804	19,465,163
Other payables	4,585,595	4,271,519

Total Current Liabilities	237,029,381	183,684,752

Long-term loans and payables	9,423,185	8,593,469
Capital lease obligations - non-current	871,475	834,713
Other non-current liability	10,283,630	10,395,458
Deferred tax liabilities	4,971,619	5,410,240
Total Liabilities	$262,579,290	$208,918,632

Redeemable Series A convertible preferred shares: par value $.001; 7,969,044 shares authorized; 6,505,113 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	$54,713,640	$54,713,640

Equity
Common stock: par value $.001; 75,000,000 shares authorized; 50,685,216 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	$50,685	$50,685
Additional paid-in capital	155,265,347	155,265,347
Retained earnings	430,399,588	408,015,540
Accumulated other comprehensive income	31,458,425	38,674,997
Total equity attributable to Yongye International, Inc.	617,174,045	602,006,569
Noncontrolling interest	31,783,583	30,920,364
Total Equity	$648,957,628	$632,926,933
Commitments and Contingencies	-	-

Total Liabilities, Redeemable Series A Convertible Preferred Shares and Equity	$966,250,558	$896,559,205

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended
	March 31, 2014	March 31, 2013
Sales	$152,322,090	$45,268,520
Cost of sales	97,271,957	23,636,421
Gross profit	55,050,133	21,632,099
Selling expenses	15,930,657	15,435,060
Research and development expenses	4,738,954	991,670
General and administrative expenses	4,063,488	4,069,972
Income from operations	30,317,034	1,135,397
Other (expenses)/income
Interest expenses	(2,195,739)	(1,866,378)
Interest income	8,941	165,758
Other expenses, net	(161,054)	(64,336)
Total other expenses, net	(2,347,852)	(1,764,956)
Earnings/(losses) before income tax expense	27,969,182	(629,559)
Income tax expense/(benefit)	4,357,382	(5,079)
Net income/(loss)	23,611,800	(624,480)
Less: Net income/(loss) attributable to the noncontrolling interest	1,227,752	(11,908)
Net income/(loss) attributable to Yongye International, Inc.	$22,384,048	$(612,572)

Net income/(loss) per share of common stock
Basic	$0.37	$(0.03)
Diluted	$0.37	$(0.03)
Weighted average shares used in computation:
Basic	50,685,216	50,669,880
Diluted	50,685,216	50,669,880

Net income/(loss)	23,611,800	(624,480)
Other comprehensive income
Foreign currency translation adjustment, net of US$ nil income taxes	(7,581,105)	2,663,236

Comprehensive income	16,030,695	2,038,756
Less: Comprehensive income attributable to the noncontrolling interest	863,219	114,080
Comprehensive income attributable to Yongye International, Inc.	$15,167,476	$1,924,676

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2014	March 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income/(loss)	$23,611,800	$(624,480)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	4,414,538	4,345,695
Amortized interest expense	-	331,335
Gain on sale of property, plant and equipment	(7,535)	-
Deferred tax expense/(benefit)	303,601	(297,094)
Changes in operating assets and liabilities:
Accounts receivable	142,377,226	181,025,679
Inventories	(40,625,022)	(21,484,206)
Deposit to suppliers	(28,148,551)	821,150
Prepaid expenses	(33,526,867)	62,851
Other receivables	92,784	320,144
Distributor Vehicles	(138,892)	50,165
Accounts payable- third parties	30,185,768	(3,446,833)
Income tax payable	2,092,260	292,015
Advance from customers	798,559	7,960
Accrued expenses	(726,879)	(20,375,053)
Other payables	467,014	115,944
Net Cash Provided by Operating Activities	101,169,804	141,145,272

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(83,837)	(502,297)
Net Cash Used in Investing Activities	(83,837)	(502,297)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term bank loans	24,519,019	-
Repayment of long-term loans and payables	(712,385)	(1,202,053)
Proceeds from warrants exercised	-	125,014
Repayment for capital lease obligations	(55,640)	(71,220)
Net Cash Provided by/(Used in) Financing Activities	23,750,994	(1,148,259)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(2,252,289)	389,711
NET INCREASE IN CASH	122,584,672	139,884,427
Cash at beginning of period	123,728,435	44,511,404
Cash at end of period	$246,313,107	$184,395,831

Supplemental cash flow information:
Cash paid for income taxes	1,961,521	-
Cash paid for interest expense	1,596,535	1,529,429

Noncash investing and financing activities:
Acquisition of property, plant and equipment under capital leases	130,091	331,434
Acquisition of distributor vehicles by assuming long-term loans and payables	311,348	816,126
Acquisition of property, plant and equipment included in other payables	243,666	972,282
Exercise of warrants that were liability classified	-	348,364

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL DATA

	Gross Profit
	Three Months Ended March 31,
	2014	2013
GAAP amount per consolidated statement of income	$55,050,133	$21,632,099
Amortization of the acquired Hebei customer list	$747,692	$728,206
Adjusted Amount	$55,797,825	$22,360,305

	Income from Operations
	Three Months Ended March 31,
	2014	2013
GAAP amount per consolidated statement of income	$30,317,034	$1,135,397
Amortization of the acquired Hebei customer list	$747,692	$728,206
Adjusted Amount	$31,064,726	$1,863,603

	Net income/(loss) (attributable to Yongye)
	Three Months Ended March 31,
	2014	2013
GAAP amount per consolidated statement of income	$22,384,048	($612,572)
Amortization of the acquired Hebei customer list	$747,692	$728,206
Adjusted Amount	$23,131,740	$115,634
Weighted average shares -- diluted	50,685,216	50,669,880
Adjusted diluted earnings per share	$0.38	($0.01)